UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 16, 2008

Memory Pharmaceuticals Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50642	04-3363475
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Philips Parkway, Montvale, New Jersey		07645
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(201) 802 - 7100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 17, 2008, Memory Pharmaceuticals Corp. (the "Registrant") entered into an amendment to its Amended and Restated Strategic Alliance Agreement, dated February 27, 2006, as amended, with F. Hoffmann-La Roche Ltd. and Hoffman-La Roche Inc. (Roche) to expand the Phase 2 development program for R3487/MEM 3454 in cognitive impairment associated with schizophrenia (CIAS) (the "Amendment"). The Registrant is currently conducting a Phase 2 trial of R3487/MEM 3454 in CIAS, and the companies have agreed to expand the study to allow for an increase in the target number of patients enrolled in the trial to up to approximately 212 patients.

Under the terms of the Amendment, Roche will provide funding to the Registrant, in advance, for all costs associated with the increase in enrollment in the Phase 2 CIAS trial and will accelerate a portion of the $17.0 million payment associated with the completion of the Phase 2 CIAS trial as follows: $3.5 million is to be paid in connection with entering into the Amendment and $5.0 million is to be paid upon the completion of enrollment for the Phase 2 CIAS trial. The payment of the remaining $8.5 million will become due 30 days following the availability of top-line data from the Phase 2 CIAS trial, which the Registrant now expecting in the second quarter of 2009.

A copy of the press release that includes this announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which will be filed with the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2008.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 16, 2008, the Registrant’s Board of Directors committed to a work force reduction plan that will result in the reduction of approximately 55% of the Registrant’s workforce by the end of the first quarter of 2009 (the "Reduction in Force Plan"). The Registrant expects to incur charges relating to one-time termination benefits of between $2.0 and $2.2 million through the period ending June 30, 2009.

The charges that the Registrant expects to incur in connection with the Reduction in Force Plan are subject to a number of assumptions, and actual results may materially differ.

A copy of the press release that includes the announcement of, and additional information regarding the Reduction in Force Plan is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 16, 2008, the Registrant’s Board of Directors appointed Michael P. Smith, currently Vice President of Business Development, as its Chief Financial Officer and principal financial and accounting officer, effective October 1, 2008. Mr. Smith is replacing James R. Sulat, who tendered his resignation on September 16, 2008. Mr. Sulat will remain with the Registrant through a transition period.

A description of the material terms of the employment agreement between the Registrant and Mr. Smith and the information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K are incorporated herein by reference to Part III of the Registrant’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 27, 2008.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or the Registrant’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of the Registrants’ drug candidates and whether they demonstrate these candidates' safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support the Registrants’ R&D and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize the Registrants’ drug candidates; the Registrants’ ability to enter into and maintain collaborations with third parties for its drug development programs; the Registrants’ dependence on its collaborations and its license relationships; achieving milestones under the Registrants’ collaborations; the Registrants’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to the Registrant; and the Registrants’ ability to maintain listing on the Nasdaq Stock Market. These and other risks are described in greater detail in the Registrants’ filings with the Securities and Exchange Commission. the Registrant may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. the Registrant disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this report.

Item 9.01 Financial Statements and Exhibits.

99.1 Press release dated September 17, 2008
99.2 Press release dated September 17, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Memory Pharmaceuticals Corp.

September 19, 2008	By:	/s/ Jzaneen Lalani

Name: Jzaneen Lalani
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated September 17, 2008
99.2	Press Release Dated September 17, 2008